EXHIBIT 4.5










                          SECURITIES PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         TONTINE CAPITAL PARTNERS, L.P.

                                       AND

                              ENGLOBAL CORPORATION







                               SEPTEMBER ___, 2005

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                                TABLE OF CONTENTS
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                                                                            Page
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ARTICLE 1  Definitions.........................................................1


ARTICLE 2  Purchase and Sale of Shares.........................................3

     2.1      Purchase of Shares...............................................3
     2.2      Purchase Price and Form of Payment; Delivery.....................3
     2.3      Closing Date.....................................................3

ARTICLE 3  Buyer's Representations and Warranties..............................3

     3.1      Organization and Qualification...................................3
     3.2      Authorization; Enforcement.......................................3
     3.3      Securities Matters...............................................4
     3.4      Information......................................................4
     3.5      Restrictions on Transfer.........................................4

ARTICLE 4  Representations and Warranties of the Company.......................5

     4.1      Organization and Qualification...................................5
     4.2      Authorization; Enforcement.......................................5
     4.3      Capitalization; Valid Issuance of Shares.........................5
     4.4      No Conflicts.....................................................6
     4.5      SEC Documents; Financial Statements..............................7
     4.6      Absence of Certain Changes.......................................7
     4.7      Absence of Litigation............................................8
     4.8      Patents, Copyrights..............................................8
     4.9      Tax Status.......................................................8
     4.10     Permits; Compliance..............................................8
     4.11     Environmental Matters............................................9
     4.12     Title to Property...............................................10
     4.13     No Investment Company or Real Property Holding Company..........10
     4.14     No Brokers......................................................10
     4.15     Registration Rights.............................................10
     4.16     Exchange Act Registration.......................................10
     4.17     Labor Relations.................................................11
     4.18     Transactions with Affiliates and Employees......................11
     4.19     Insurance.......................................................11
     4.20     Application of Takeover Protections.............................11
     4.21     Disclosure......................................................11

ARTICLE 5  Covenants..........................................................12

     5.1      Form D; Blue Sky Laws...........................................12
     5.2      Use of Proceeds.................................................12
     5.3      Expenses........................................................12
     5.4      Listing.........................................................12
     5.5      No Integration..................................................12
     5.6      Restriction on Short Sales......................................12

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ARTICLE 6  Conditions To The Company's Obligation.............................13

     6.1      Delivery of Transaction Documents...............................13
     6.2      Payment of Purchase Price.......................................13
     6.3      Representations and Warranties..................................13
     6.4      Litigation......................................................13

ARTICLE 7  Conditions to Each Buyer's Obligation..............................13

     7.1      Delivery of Transaction Documents; Issuance of Shares...........13
     7.2      Representations and Warranties..................................13
     7.3      Consents........................................................14
     7.4      Litigation......................................................14
     7.5      Opinion.........................................................14
     7.6      No Material Adverse Change......................................14
     7.7      Board Approval..................................................14

ARTICLE 8  Indemnification....................................................14

     8.1      Indemnification by the Company..................................14
     8.2      Notification....................................................14

ARTICLE 9  Governing Law; Miscellaneous.......................................15

     9.1      Governing Law...................................................15
     9.2      Counterparts; Electronic Signatures.............................15
     9.3      Headings........................................................15
     9.4      Severability....................................................15
     9.5      Entire Agreement; Amendments....................................15
     9.6      Notices.........................................................16
     9.7      Successors and Assigns..........................................17
     9.8      Third Party Beneficiaries.......................................17
     9.9      Publicity.......................................................17
     9.10     Further Assurances..............................................17
     9.11     No Strict Construction..........................................17
     9.12     Rights Cumulative...............................................17
     9.13     Survival........................................................17
     9.14     Knowledge.......................................................17





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                          SECURITIES PURCHASE AGREEMENT


     This SECURITIES PURCHASE AGREEMENT, dated as of September ___, 2005, is entered into by and among ENGLOBAL CORPORATION, a Nevada corporation (the "Company"), and TONTINE CAPITAL PARTNERS, L.P., a Delaware limited partnership (the "Buyer").

                                    RECITALS:

     A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506;

     B. The Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, 2,000,000 shares of common stock, par value $0.001 per share of the Company;

     C. Certain members of the Company's management are, substantially simultaneously with the sale of the Shares pursuant to this Agreement, offering up to 1,000,000 shares of Common Stock to other individuals and entities pursuant to separate subscription agreements (the "Secondary Offering"); and

     D. Contemporaneous with the execution and delivery of this Agreement, the parties hereto and the purchasers in the Secondary Offering are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit A, pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

                                    AGREEMENT

     NOW THEREFORE, the Company and the Buyer hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     "2005 SEC Documents" has the meaning set forth in Section 3.4.

     "Action" means any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

     "Agreement" means this Securities Purchase Agreement.

     "Buyer" has the meaning set forth in the preamble.

     "Common Stock" means the Company's common stock, par value $0.001 per share.

     "Company" has the meaning set forth in the preamble.

     "Closing" has the meaning set forth in Section 2.3.

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     "Closing Date" means September [__], 2005 or such other time as may be mutually agreed upon by the parties to this Agreement.

     "Environmental Laws" has the meaning set forth in Section 4.11.

     "Hazardous Materials" has the meaning set forth in Section 4.11.

     "Intellectual Property" has the meaning set forth in Section 4.8.

     "Investment Company" has the meaning set forth in Section 4.13.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

     "Material Adverse Effect" means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Permits" has the meaning set forth in Section 4.10.

     "Placement Agents" has the meaning set forth in Section 4.14

     "Purchase Price" means a price of $7.00 per share for the Shares to be issued and sold to the Buyer at the Closing.

     "Registration Rights Agreement" means the Registration Rights Agreement executed and delivered contemporaneously with the Agreement pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

     "Rule 506" means Rule 506 of Regulation D promulgated under the 1933 Act.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 4.5.

     "Shares" means the 2,000,000 shares of Common Stock being issued and sold under the Agreement.

     "Subsidiaries" means, with respect to the Company, ENGlobal Corporate Services, Inc., a Texas corporation, ENGlobal Constant Power, Inc., a Texas corporation, ENGlobal Engineering, Inc., a Texas corporation, ENGlobal Systems, Inc., a Texas corporation, ENGlobal Construction Resources, Inc., a Texas corporation, RPM Engineering, Inc., d/b/a ENGlobal Engineering, Inc., a Louisiana corporation, ENGlobal Automation Group, Inc., a Texas corporation, ENGlobal Canada ULC, a Nova Scotia unlimited liability company, ENGlobal Design Group, Inc., a Texas corporation, Thermaire, Inc., a Texas corporation, PEI Investments JV, a Texas joint venture, and EPIC ENGlobal, LLC, a Texas limited liability company.

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     "Transaction Documents" means this Agreement, the Registration Rights
Agreement, and any other documents contemplated by this Agreement.

     "Transfer Instructions" has the meaning set forth in Section 2.2.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

     2.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell the Shares and the Buyer shall purchase the Shares from the Company.

     2.2 Purchase Price and Form of Payment; Delivery. On the Closing Date the Buyer shall pay $7.00 per share for the Shares to be issued and sold to it at the Closing. The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with the Company's written instructions. At the Closing, upon payment of the Purchase Price therefore by the Buyer, the Company will deliver irrevocable written instructions ("Transfer Instructions") to the transfer agent for the Company's Common Stock to issue certificates representing the Shares registered in the name of the Buyer and to deliver such certificates to or at the direction of the Buyer. The Company shall not have the power to revoke or amend the Transfer Instructions without the written consent of the Buyer.

     2.3 Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Article 6 and Article 7 below, the closing of the transactions contemplated by this Agreement shall be held on September [__], 2005, or such other time as may be mutually agreed upon by the parties to this Agreement, at the offices of Jenkens & Gilchrist, 1401 McKinney, Suite 2600, Houston, Texas 77010 or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed upon by the parties to this Agreement ("Closing").

                                    ARTICLE 3
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     The Buyer represents and warrants to the Company that:

     3.1 Organization and Qualification. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, with full power and authority to purchase the Shares.

     3.2 Authorization; Enforcement. This Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by, and duly executed and delivered on behalf of, the Buyer. This Agreement and each of the other Transaction Documents constitutes the valid and binding agreement of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors' rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

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     3.3 Securities Matters. In connection with the Company's compliance with applicable securities laws:

          a. The Buyer understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemption and the eligibility of the Buyer to acquire the Shares.

          b. The Buyer is purchasing the Shares for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act as contemplated by the Registration Rights Agreement.

          c. The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. The Buyer understands that its investment in the Shares involves a significant degree of risk. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

     3.4 Information. The Buyer has conducted its own due diligence examination of the Company's business, financial condition, results of operations, and prospects. In connection with such investigation, Buyer and its representatives
(i) have reviewed the Company's most recent annual report on Form 10-K, the Company's quarterly reports on Form 10-Q for the two most recently concluded interim periods, the Company's proxy statement on Schedule 14A filed on April 29, 2005, the Company's Registration Statement on Form S-8 filed on August 24, 2005, and the Company's Current Reports on Form 8-K filed on January 31, 2005, March 31, 2005, and August 12, 2005 (collectively, the "2005 SEC Documents"), and (ii) have been given an opportunity to ask questions, to the extent Buyer considered necessary, and have received answers from, officers of the Company concerning the business, finances and operations of the Company and information relating to the offer and sale of the Shares.

     3.5 Restrictions on Transfer. The Buyer understands that except as provided in the Registration Rights Agreement, the issuance of the Shares has not been and is not being registered under the 1933 Act or any applicable state securities laws. The Buyer may be required to hold the Shares indefinitely and the Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the 1933 Act, or (ii) the Buyer shall have delivered to the Company an opinion of counsel to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company. The Buyer understands that until such time as the resale of the Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to an exemption from registration, certificates evidencing the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Shares):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS AFFORDED UNDER APPLICABLE LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, HYPOTHECATED, TRANSFERRED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN APPLICABLE EXEMPTION (AS TO WHICH THE ISSUER SHALL BE REASONABLY SATISFIED, INCLUDING RECEIPT OF AN ACCEPTABLE LEGAL OPINION) FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS."

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                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company's Disclosure Schedule attached hereto, the Company represents and warrants to the Buyer that:

     4.1 Organization and Qualification. The Company has no subsidiaries other than the Subsidiaries. The Company and each of its Subsidiaries is a corporation, limited partnership, limited liability company, unlimited liability company or joint venture, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with corporate or limited partnership power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or limited partnership to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

     4.2 Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Shares, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company. This Agreement and each of the other Transaction Documents will constitute upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors' rights generally; (ii) equitable limitations on the availability of specific remedies; (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); and (iv) to the extent rights to indemnification and contribution may be limited by federal securities laws or the public policy underlying such laws.

     4.3 Capitalization; Valid Issuance of Shares. As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, of which 23,966,283 shares are issued and outstanding, and 652,377 shares are held by the Company as treasury shares, and 2,265,167 shares of preferred

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stock, $.001 par value, all of which are designated as Series A redeemable convertible preferred stock, and none of which are outstanding. All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Shares have been duly authorized and when issued pursuant to the terms hereof will be validly issued, fully paid and nonassessable and will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the shareholders of the Company or any other person. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the date hereof, the Company had outstanding options to purchase 1,399,355 shares of Common Stock, as well as 2,086,769 shares of Common Stock that may be issued under its Employee Stock Purchase Plan. As of the date of this Agreement, except to the extent described in the preceding sentence and
Schedule 4.3 attached hereto, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares. Except as may be described in any documents which have been publicly filed by any of the Company's shareholders, to the Company's knowledge, there are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

     4.4 No Conflicts. The execution, delivery and performance of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of Shares) will not (i) conflict with or result in a violation of any provision of the Restated Articles of Incorporation, as amended, of the Company or the bylaws, as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except with respect to any additional listing applications and other filings related to the listing of the Shares to be filed with the American Stock Exchange as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order

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of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents. All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

     4.5 SEC Documents; Financial Statements.

          a. Since December 31, 2003, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1933 Act and the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          b. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2004, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          c. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures: (A) are designed to ensure that material information relating to the Company and its Subsidiaries is made known the Company's chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the Company's reports and filings under the 1934 Act are being prepared, (B) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (C) are effective to perform the functions for which they were established.

     4.6 Absence of Certain Changes. Except with respect to the transactions contemplated hereby and by each of the other Transaction Documents and except as disclosed in the 2005 SEC Documents or in Schedule 4.6, since December 31, 2004,
(i) the Company and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred which would reasonably be expected to have a Material

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Adverse Effect; and (ii) the Company has not incurred any liabilities
(contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected on the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

     4.7 Absence of Litigation. There is no Action pending or, to the knowledge of the Company or any of its Subsidiaries, overtly threatened against or affecting the Company or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of the Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1934 Act or the 1933 Act.

     4.8 Patents, Copyrights. The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property") necessary to enable it to conduct its business as now operated (and, to the Company's knowledge, as presently contemplated to be operated in the future); there is no claim or Action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Company's knowledge, the Company's or its Subsidiaries' current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

     4.9 Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth in Schedule 4.9, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

     4.10 Permits; Compliance.

          a. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, "Permits"), except where the failure to have any such Permit would not result in a Material Adverse Effect, and there is no Action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          b. Since December 31, 2004, except as set forth in any 2005 SEC Document and except with respect to comments received from the SEC to the Company's Annual Report on Form 10-K for the period ended December 31, 2004, which are described on Schedule 4.10 hereto, no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor does the Company have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or
(y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

          c. The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it and has taken reasonable steps such that the Company expects to be in a position to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder at such time as Section 404 becomes applicable to the Company.

          d. The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the American Stock Exchange, including all listing and corporate governance requirements. Except as set forth on Schedule 4.10, the Company has not, at any time since December 31, 2004, received notice from the American Stock Exchange that the Company is not in compliance with the listing or maintenance requirements thereof. The issuance and sale of the Shares under the Agreement does not contravene the rules and regulations of the American Stock Exchange, and no approval of the shareholders of the Company thereunder is required for the Company to issue the Shares as contemplated by this Agreement.

     4.11 Environmental Matters. "Environmental Laws" shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (iii) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Company is there any factual basis therefore; (iv) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances (other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company's and its Subsidiaries' respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (v) there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

     4.12 Title to Property. Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, the Company and its Subsidiaries have good and marketable title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries. Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect.

     4.13 No Investment Company or Real Property Holding Company. The Company is not, and upon the issuance and sale of the Shares as contemplated by this Agreement will not be, an "investment company" as defined under the Investment Company Act of 1940 ("Investment Company"). The Company is not controlled by an Investment Company. The Company is not a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended.

     4.14 No Brokers. Other than its arrangements with Energy Capital Solutions, LLC and Pritchard Capital Partners, LLC (the "Placement Agents"), which have been disclosed to the Buyer, the Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

     4.15 Registration Rights. Except pursuant to the Registration Rights Agreement, effective upon the Closing, neither the Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

     4.16 Exchange Act Registration. The Common Stock is registered pursuant to
Section 12(g) of the 1934 Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act. The Company is eligible to register its Common Stock for resale under Form S-3 promulgated under the 1933 Act.

     4.17 Labor Relations. No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.18 Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     4.19 Insurance. The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owing assets similar in nature and scope to those of the Company and its Subsidiaries. The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material contracts and agreements to which the Company and/or its Subsidiaries is a party and with all applicable Legal Requirements. With respect to each such insurance policy: (i) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors' rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity);
(ii) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

     4.20 Approved Acquisitions of Shares; No Anti-Takeover Provisions. Subject to and contingent on the Buyer's covenant in Section 5.7, the Company has taken all necessary action, if any, required under the laws of the State of Nevada or otherwise to allow the Buyer to acquire the Shares pursuant to this Agreement and further to allow the Buyer to, without further approval of the Company's Board of Directors, acquire in the future additional shares of Common Stock, until such time as the Buyer owns 15% of the then-outstanding Common Stock. The Company has no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Restated Articles of Incorporation or bylaws, each as amended (or similar charter documents), that is or could become applicable to the Buyer as a result of the Buyer and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company's issuance of the Shares and the Buyer's ownership of the Shares and Buyer's acquisition in the future of additional shares of Common Stock until such time as the Buyer owns 15% of the then-outstanding Common Stock.

     4.21 Disclosure. The Company understands and confirms that the Buyer will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Transaction Documents. All representations and warranties provided to the Buyer including the disclosures in the Company's disclosure schedules attached hereto furnished by or on behalf of the Company, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                                    ARTICLE 5
                                    COVENANTS

     5.1 Form D; Blue Sky Laws. Upon completion of the Closing, the Company shall file with the SEC a Form D with respect to the Shares as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyer promptly after such filing.

     5.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares for general corporate purposes, including acquisitions and repayment of Company debt.

     5.3 Expenses. At the Closing, the Company shall reimburse the Buyer for all reasonable expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and its due diligence review of the Company, including, without limitation, reasonable attorneys' fees and expenses, and out-of-pocket travel costs and expenses. The Company shall be responsible for all placement fees, and other fees and expenses of the Placement Agents.

     5.4 Listing. Prior to the filing of any registration statement that is required under the Registration Rights Agreement, the Company will obtain and, so long as the Buyer owns any of the Shares, maintain the listing and trading of the Shares on the American Stock Exchange or any equivalent replacement exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and such exchanges, as applicable.

     5.5 No Integration. The Company shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the 1933 Act or cause the offering of the Shares to be integrated with any other offering of securities by the Company in such a manner as would require the Company to seek the approval of its stockholders for the issuance of the Shares under any stockholder approval provision applicable to the Company or its securities.

     5.6 Restriction on Short Sales. For a period of one hundred eighty (180) days after the Closing Date, the Buyer shall not, and the Buyer shall cause its affiliates to further agree to not, enter into or effect any "short sale" (as such term is defined in Rule 200 of Regulation SHO promulgated under the 1934
Act) of the Shares purchased hereunder, foreign market listing or hedging transaction which establishes a short portion with respect to the Shares purchased hereunder.

     5.7 Future Acquisitions Subject to Board Approval. The Buyer agrees that it shall not, directly or indirectly, alone or in concert with any other person or entity, acquire, whether from the Company, on the open market or otherwise, shares of Common Stock of the Company (or securities convertible into Common Stock of the Company) if, after giving effect to the acquisition of such Common Stock, the Buyer and its affiliates would own in excess of 15% of the then-outstanding Common Stock; provided, however that this covenant shall not apply to (a) any acquisitions of Common Stock (or securities convertible into Common Stock) approved in advance by the Company's Board of Directors, (b) any increase in the Buyer's percentage ownership of Common Stock due to a redemption or repurchase by the Company of any of its Common Stock, or (c) any instances where the Buyer inadvertently acquires in excess of 15% of the then outstanding Common Stock, provided that in such case Buyer shall notify the Company in writing immediately upon discovery of such inadvertent acquisition, and Buyer shall immediately take all such actions as are necessary to cure such circumstance within thirty (30) days of providing such notice unless the Company's Board of Directors approves such inadvertent acquisition.

                                    ARTICLE 6
                     CONDITIONS TO THE COMPANY'S OBLIGATION

     The obligation of the Company hereunder to issue and sell the Shares to a Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

     6.1 Delivery of Transaction Documents. Each Buyer shall have executed and delivered the Transaction Documents to the Company.

     6.2 Payment of Purchase Price. Each Buyer shall have delivered the Purchase Price in accordance with Section 2.2 above.

     6.3 Representations and Warranties. The representations and warranties of the Buyer shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to the Closing Date.

     6.4 Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

                                    ARTICLE 7
                      CONDITIONS TO EACH BUYER'S OBLIGATION

     The obligation of the Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion:

     7.1 Delivery of Transaction Documents; Issuance of Shares. The Company shall have executed and delivered the Transaction Documents to the Buyer, and shall deliver the Transfer Instructions to the transfer agent for the Company's Common Stock to issue certificates in the name of the Buyer representing the Shares being purchased by the Buyer. The Company shall deliver a copy of the Transfer Instructions to the Buyer at the Closing.

     7.2 Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

     7.3 Consents. Any consents or approvals required to be secured by the Company for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained and shall be reasonably satisfactory to the Buyer.

     7.4 Litigation. No Action shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

     7.5 Opinion. The Buyer shall have received an opinion of the Company's counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer with respect to the matters set forth in Exhibit B attached hereto.

     7.6 No Material Adverse Change. There shall have been no material adverse change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or condition (financial or otherwise) of the Company prior to the Closing Date).

     7.7 Board Approval. Subject to and contingent on the Buyer's covenant in
Section 5.7, the board of directors of the Company shall have adopted irrevocable resolutions approving and exempting from ss.ss.78.411 to 78.444, inclusive, of the Nevada Revised Statutes, the transactions contemplated by the Agreement and any future issuance or sale to Buyer, or any purchases by Buyer, of Common Stock (or securities of the Company that are convertible into, or exchangeable for, Common Stock).

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1 Indemnification by the Company. The Company agrees to indemnify the Buyer and its affiliates and hold the Buyer and its affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of the Buyer's counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by the Buyer or such affiliates as a result of any claims made against the Buyer or such affiliates by any person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents (other than the Registration Rights Agreement, which contains separate indemnification provisions), or (ii) any litigation, investigation or proceeding instituted by any person with respect to this Agreement or the Shares (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of the Buyer or its affiliates).

     8.2 Notification. Any person entitled to indemnification hereunder will (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified party and the Company with respect to such claim, permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is not assumed by the Company, the Company will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. If the Company elects not to or is not entitled to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified with respect to such claim, unless an actual conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

                                    ARTICLE 9
                          GOVERNING LAW; MISCELLANEOUS

     9.1 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in Houston, Texas with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby. All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect any party's right to serve process in any other manner permitted by law. All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys' fees, incurred by the prevailing party in connection with such dispute.

     9.2 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

     9.3 Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

     9.4 Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     9.5 Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement. The provisions of this Agreement may be amended only by a written instrument signed by the Company and the Buyer.

     9.6 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

     If to the Company:

              ENGlobal Corporation
              654 N. Sam Houston Pkway E., Suite 400
              Houston TX 77060-5914
              Attention: Natalie Hairston, Chief Governance Officer
              Telephone: (281) 878-1040
              Facsimile: (281) 878-1011


     With copy to:

              Jenkens & Gilchrist, P.C.
              401 Congress Avenue, Suite 2500
              Austin, Texas 78701
              Attention: Kathryn K. Lindauer
              Telephone: (512) 499-3836
              Facsimile: (512) 499-3810


     If to the Buyer:

              Tontine Capital Partners, L.P.
              55 Railroad Avenue, 3rd Floor
              Greenwich, Connecticut 06830
              Attention: Mr. Jeffrey L. Gendell
              Telephone: (203) 769-2000
              Facsimile: (203) 769-2010


     With copy to:

              Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 W. Wacker Drive, Suite 2700
              Chicago, Illinois 60606
              Attention: John E. Freechack, Esq.
              Telephone: (312) 984-3100
              Facsimile: (312) 984-3150


Each party shall provide notice to the other party of any change in address.

     9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

     9.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     9.9 Publicity. The Company and the Buyer shall have the right to review a reasonable period of time before issuing any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon). Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein within four (4) business days of the Closing Date and attach the relevant agreements and instruments to either such Form 8-K or the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and the Buyer may make such filings as may be required under Section 16 of the 1934 Act.

     9.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     9.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     9.12 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     9.13 Survival. Any covenant or agreement in this Agreement required to be performed following the Closing Date, shall survive the Closing Date. Without limitation of the foregoing, the respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein, but only for a period of the earlier of (i) five years following the Closing Date and (ii) the applicable statute of limitations with respect to each representation and warranty, and thereafter shall expire and have no further force and effect.

     9.14 Knowledge. The term "knowledge of the Company" or any similar formulation of knowledge shall mean, the actual knowledge after due inquiry of an executive officer of the Company.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


                                          COMPANY:
                                          --------

                                          ENGLOBAL CORPORATION



                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------



                                          BUYER:
                                          ------

                                          TONTINE CAPITAL PARTNERS, L.P.



                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                    EXHIBIT A

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B

                              FORM OF LEGAL OPINION